Exhibit 1.1.1

EXECUTION VERSION

Pricing Agreement

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

As Representatives of the several

Underwriters named in Schedule I hereto.

January 23, 2014

Ladies and Gentlemen:

The Kroger Co., an Ohio corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 23, 2014 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities (the “Designated Securities”) specified in Schedule II hereto.  Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities.  Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you.  Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.  The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters, and under other terms and conditions set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Pricing Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information and the Prospectus.  Schedule III hereto sets forth the Time of Sale Information made available at the Time of Sale.

If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.  It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very Truly Yours,

THE KROGER CO.

By:	/s/ Paul W. Heldman
Name: Paul W. Heldman
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Pricing Agreement]

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

and the additional Underwriters named on Schedule I to this Pricing

Agreement

By:	Citigroup Global Markets Inc.

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

By:	RBC Capital Markets, LLC

By:	/s/ Scott G. Primrose
Name: Scott G. Primrose
Title: Authorized Signatory

By:	RBS Securities Inc.

By:	/s/ Thomas Bausano
Name: Thomas Bausano
Title: Managing Director

On behalf of each of the Underwriters

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Senior Notes To Be Purchased

Citigroup Global Markets Inc.	$112,500,000
RBC Capital Markets, LLC	112,500,000
RBS Securities Inc.	112,500,000
Wells Fargo Securities, LLC	37,500,000
Fifth Third Securities, Inc.	30,000,000
BNY Mellon Capital Markets, LLC	27,500,000
Goldman, Sachs & Co.	27,500,000
Mitsubishi UFJ Securities (USA), Inc.	27,500,000
Drexel Hamilton, LLC	12,500,000
Total	$500,000,000

SCHEDULE II

Title of Designated Securities:

4.000% Senior Notes due 2024

Aggregate Principal Amount:

$500,000,000 of 4.000% Senior Notes due 2024

Price to Public:

99.796% of the principal amount of the 4.000% Senior Notes due 2024, plus accrued interest from January 30, 2014

Purchase Price by Underwriters:

99.146% of the principal amount of the 4.000% Senior Notes due 2024, plus accrued interest from January 30, 2014

Specified Funds for Payment of Purchase Price:

Immediately available funds

Indenture:

Indenture dated as of June 25, 1999, between the Company and Firstar Bank, National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated June 25, 1999, the Second Supplemental Indenture, dated June 25, 1999, the Third Supplemental Indenture, dated June 25, 1999, the Fourth Supplemental Indenture, dated September 22, 1999, the Fifth Supplemental Indenture, dated September 22, 1999, the Sixth Supplemental Indenture, dated September 22, 1999, the Seventh Supplemental Indenture, dated February 11, 2000, the Eighth Supplemental Indenture, dated February 11, 2000, the Ninth Supplemental Indenture, dated August 21, 2000, the Tenth Supplemental Indenture, dated May 11, 2001, the Eleventh Supplemental Indenture, dated May 11, 2001, the Twelfth Supplemental Indenture, dated August 16, 2001, the Thirteenth Supplemental Indenture, dated April 3, 2002, the Fourteenth Supplemental Indenture dated June 17, 2002, the Fifteenth Supplemental Indenture dated January 28, 2003, the Sixteenth Supplemental Indenture dated December 20, 2004, the Seventeenth Supplemental Indenture dated August 15, 2007, the Eighteenth Supplemental Indenture dated January 16, 2008, the Nineteenth Supplemental Indenture dated March 27, 2008, the Twentieth Supplemental Indenture dated March 27, 2008, the Twenty-First Supplemental Indenture dated November 25, 2008, the Twenty-Second Supplemental Indenture dated October 1, 2009, the Twenty-Third Supplemental Indenture dated July 13, 2010, the Twenty-Fourth Supplemental Indenture dated January 19, 2012, the Twenty-Fifth Supplemental Indenture dated April 16, 2012, the Twenty-Sixth Supplemental Indenture dated April 16, 2012, the Twenty-Seventh Supplemental

Indenture dated July 25, 2013, the Twenty-Eighth Supplemental Indenture dated July 25, 2013, the Twenty-Ninth Supplemental Indenture dated December 23, 2013, the Thirtieth Supplemental Indenture, dated December 23, 2013, the Thirty-First Supplemental Indenture, dated December 23, 2013, the Thirty-Second Supplemental Indenture, dated December 23, 2013 and the Thirty-Third Supplemental Indenture, to be dated January 30, 2014

Maturity:

The 4.000% Senior Notes due 2024 will mature on February 1, 2024

Interest Rates:

The 4.000% Senior Notes due 2024 will bear interest from January 30, 2014 at 4.000%

Interest Payment Dates:

Interest on the 4.000% Senior Notes due 2024 is payable semiannually on February 1 and August 1 of each year commencing on August 1, 2014

Redemption Provisions:

As described in the term sheet dated January 23, 2014 included on Schedule IV

Change of Control Put:

As described in the preliminary prospectus supplement dated January 23, 2014

Sinking Fund Provision:

No sinking fund provisions

Defeasance Provisions:

As described in the preliminary prospectus supplement dated January 23, 2014

Guarantees:

None

Time of Delivery:

January 30, 2014

Closing Location:

Offices of Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Name and Address of Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: General Counsel

RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street

New York, New York 10281

Attention: Debt Capital Markets

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Debt Capital Markets

Schedule III

Time of Sale Information

1.                                      Preliminary Prospectus Supplement, dated January 23, 2014, including the base prospectus included therein, dated January 23, 2014

2.                                      Term sheet, dated January 23, 2014, included on Schedule IV

Schedule IV

The Kroger Co.

Pricing Term Sheet

Dated January 23, 2014

4.000% Senior Notes due 2024

Issuer:	The Kroger Co.
Trade Date:	January 23, 2014
Settlement Date:	January 30, 2014 (T+5)
Denominations:	$2,000 x $1,000
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity:	February 1, 2024
Coupon:	4.000%
Price to Public:	99.796%
Yield to Maturity:	4.025%
Spread to Benchmark Treasury:	T + 125 bps
Benchmark Treasury:	UST 2.750% due November 15, 2023
Benchmark Treasury Spot and Yield:	99-25 and 2.775%
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2014
Make-Whole Call:	Treasury Rate plus 20 basis points (prior to November 1, 2023)
Par Call:	On or after November 1, 2023 (three months prior to maturity)
CUSIP/ISIN:	501044 CY5 / US501044CY52
Joint Bookrunners:	Citigroup Global Markets Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
Wells Fargo Securities, LLC
Co-Managers:	Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Drexel Hamilton, LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or RBS Securities Inc. toll-free at 1-866-884-2071.

We expect that delivery of the notes will be made against payment therefore on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the next succeeding business day should consult their own advisor.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.